UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

FIESTA RESTAURANT GROUP, INC.
(Name of Registrant as Specified in Its Charter)

JCP INVESTMENT PARTNERSHIP, LP

JCP SINGLE-ASSET PARTNERSHIP, LP

JCP INVESTMENT PARTNERS, LP

JCP INVESTMENT HOLDINGS, LLC

JCP INVESTMENT MANAGEMENT, LLC

JAMES C. PAPPAS

BLR PARTNERS LP

BLRPART, LP

BLRGP INC.

FONDREN MANAGEMENT, LP

FMLP INC.

BRADLEY L. RADOFF

BANDERA MASTER FUND L.P.

BANDERA PARTNERS LLC

GREGORY BYLINSKY

JEFFERSON GRAMM

LAKE TRAIL MANAGED INVESTMENTS LLC

LAKE TRAIL CAPITAL LP

LAKE TRAIL CAPITAL GP LLC

THOMAS W. PURCELL, JR.

JOSHUA E. SCHECHTER

JOHN B. MORLOCK

ALAN VITULI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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JCP Investment Management, LLC, together with the other participants named herein (collectively, “JCP”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of JCP’s slate of highly qualified director nominees to the Board of Directors of Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 25, 2017, JCP issued the following press release:

JCP COMMENTS ON FIESTA RESTAURANT GROUP’S STRATEGIC RENEWAL PLAN – NOTES LACK OF ACCOUNTABILITY AT BOARD LEVEL

JCP Believes Fiesta’s Announced Impairments of Majority of Pollo Tropical Restaurants Outside of Florida Exemplifies Need for Board Change

HOUSTON, TX, April 25, 2017 – JCP Investment Management, LLC, together with its affiliates and the other participants in its solicitation (collectively, “JCP” or “we”), collectively one of the largest stockholders of Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ:FRGI), with aggregate ownership of approximately 8.6% of the Company’s outstanding shares, today issued a statement in response to the Company’s April 24, 2017 announcement regarding, among other things, the closure of 30 Pollo Tropical restaurants outside of Florida.

JCP nominee James C. Pappas commented, “Yesterday’s announcement appears to us as an admission to the lack of foresight and strategic thinking underpinning the significant value destruction in Pollo Tropical’s poorly executed expansion outside of Florida. The ‘Strategic Renewal Plan’ offered by Fiesta is light on details and appears to simply offer the incumbent Board several more months to find strategic visions for its two brands, something that has been missing for the past several years.”

JCP nominee John B. Morlock added, “As a restaurant operator, I am concerned by the lack of specifics with the recently announced ‘Strategic Renewal Plan.’ I believe that any such plan should include stated EBITDA goals and other performance metrics to make expectations clear and enhance accountability at Fiesta.”

Mr. Pappas continued, “In yesterday’s announcement, CEO Richard Stockinger correctly pointed out this is the second failed attempt to grow Pollo Tropical outside of Florida. He also highlighted that the Company did not reinvest enough into the highly profitable core markets, resulting in an unquantified deferred maintenance capital expenditure that will be incurred. In light of this vague update, our goal remains unchanged – to add highly qualified directors to Fiesta’s Board who bring operational experience and an owner’s mentality and who will effectively hold the CEO accountable for achieving SSS, growth, cash flow and ROIC targets.”

Board Entrenchment and Poor Oversight

We believe the incumbent directors continue to show that they are not effective stewards of stockholders’ investments in Fiesta. The same Board that agreed to add 47 new Pollo Tropical restaurants over the course of 4 years today announced the closure of 30 of these locations. Given the Company’s underperformance and obvious need for an improved and experienced Board, we believe the Board’s behavior reflects the poor oversight exhibited by an entrenched Board.

We remain shocked that no non-executive director has acknowledged these terrible results by resigning or declining to stand for reelection. We believe that the incumbents’ decision to waste stockholders’ capital with an expensive and time consuming proxy contest despite Fiesta’s performance under their watch is a clear sign of entrenchment.

The lack of accountability is simply astounding. Despite Fiesta’s significant underperformance, former CEO Tim Taft, who was hired by the incumbent Board, is the only director who has stepped down from the Board. In Fiesta’s announcement on August 25, 2016 regarding Mr. Taft’s departure from the Company, then Chairman of the Board (and now current director) Jack Smith stated:

“On behalf of Fiesta's Board of Directors, we are extremely grateful to Tim for his outstanding leadership. Tim was instrumental in guiding the Company through its successful transition as an independent public company and during his tenure improved operations at both brands, refined our marketing strategies and set the stage for ongoing growth.”

How in good faith can the Board reconcile yesterday’s announcement with Mr. Smith’s August 25th statement on behalf of the Board?

The operational and financial situation of the Company has become urgent. The time for accountability is now and we look forward to providing stockholders with an opportunity to voice their frustrations and send a clear message to the Board at the upcoming annual meeting.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

JCP Investment Management, LLC, together with the other participants named herein (collectively, “JCP”), has filed a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of two highly qualified director nominees at the 2017 annual meeting of stockholders of Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”).

JCP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the solicitation are JCP Investment Partnership, LP (“JCP Partnership”), JCP Single-Asset Partnership, LP (“JCP Single-Asset”), JCP Investment Partners, LP (“JCP Partners”), JCP Investment Holdings, LLC (“JCP Holdings”), JCP Investment Management, LLC (“JCP Management”), James C. Pappas, BLR Partners LP (“BLR Partners”), BLRPart, LP (“BLRPart GP”), BLRGP Inc. (“BLRGP”), Fondren Management, LP (“Fondren Management”), FMLP Inc. (“FMLP”), Bradley L. Radoff, Bandera Master Fund L.P. (“Bandera Master Fund”), Bandera Partners LLC (“Bandera Partners”), Gregory Bylinsky, Jefferson Gramm, Lake Trail Managed Investments LLC (“Lake Trail Fund”), Lake Trail Capital LP (“Lake Trail Capital”), Lake Trail Capital GP LLC (“Lake Trail GP”), Thomas W. Purcell, Jr., Joshua E. Schechter, John B. Morlock and Alan Vituli.

As of the date hereof, JCP Partnership beneficially owned 470,762 shares of common stock, $0.01 par value per share (“Common Stock”). As of the date hereof, JCP Single-Asset beneficially owned 234,846 shares of Common Stock. JCP Partners, as the general partner of each of JCP Partnership and JCP Single-Asset, may be deemed the beneficial owner of the 705,608 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset. JCP Holdings, as the general partner of JCP Partners, may be deemed the beneficial owner of the 705,608 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset. JCP Management, as the investment manager of each of JCP Partnership and JCP Single-Asset, may be deemed the beneficial owner of the 705,608 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset. Mr. Pappas, as the managing member of JCP Management and sole member of JCP Holdings, may be deemed the beneficial owner of the 705,608 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset. As of the date hereof, BLR Partners beneficially owned 615,000 shares of Common Stock. BLRPart GP, as the general partner of BLR Partners, may be deemed the beneficial owner of the 615,000 shares owned by BLR Partners. BLRGP, as the general partner of BLRPart GP, may be deemed the beneficial owner of the 615,000 shares owned by BLR Partners. Fondren Management, as the investment manager of BLR Partners, may be deemed the beneficial owner of the 615,000 shares owned by BLR Partners. FMLP, as the general partner of Fondren Management, may be deemed the beneficial owner of the 615,000 shares owned by BLR Partners. Mr. Radoff, as the sole shareholder and sole director of each of BLRGP and FMLP, may be deemed the beneficial owner of the 615,000 shares owned by BLR Partners. As of the date hereof, Bandera Master Fund beneficially owned 397,239 shares of Common Stock. Bandera Partners, as the investment manager of Bandera Master Fund, may be deemed the beneficial owner of the 397,239 shares of Common Stock owned by Bandera Master Fund. Each of Messrs. Bylinsky and Gramm, as the Managing Partners, Managing Directors and Portfolio Managers of Bandera Partners, may be deemed the beneficial owner of the 397,239 shares of Common Stock owned by Bandera Master Fund. As of the date hereof, Lake Trail Fund beneficially owned 600,000 shares of Common Stock. Lake Trail Capital, as the Manager and Investment Manager of Lake Trail Fund, may be deemed the beneficial owner of the 600,000 shares of Common Stock owned by Lake Trail Fund. Lake Trail GP, as the general partner of Lake Trail Capital, may be deemed the beneficial owner of the 600,000 shares of Common Stock owned by Lake Trail Fund. Mr. Purcell, as the sole member of Lake Trail GP, may be deemed the beneficial owner of the 600,000 shares of Common Stock owned by Lake Trail Fund. As of the date hereof, Mr. Schechter beneficially owned 19,400 shares of Common Stock, including 1,700 shares of Common Stock directly owned by his spouse. As of the date hereof, Messrs. Morlock and Vituli did not beneficially own any Common Stock.

Investor Contacts:

James C. Pappas

JCP Investment Management, LLC

(713) 333-5540

John Glenn Grau

InvestorCom

(203) 972-9300